EXHIBIT 99.1

New York Financier William A. Shea, Jr. Named to ZAP Advisory Board

Baseball Family Scion And Veteran Wall Street Financier With
Nearly Fifty Years Of Experience

NEW YORK (October 1 2009) -- William A. Shea, Jr., a veteran Wall Street financier, has agreed to join the advisory board for electric vehicle pioneer ZAP (OTC BB: ZAAP).

Mr. Shea has been involved in finance for nearly fifty years. He founded a successful 1960’s hedge fund and is currently working to launch two new hedge funds. He is the son of William A. Shea, for whom New York’s Shea Stadium was named.

Mr. Shea began his career with Burnham & Co. in 1962, which later became Drexel Burnham. He went on to found Exchequer Associates, which he and his partner ran until 1970. Mr. Shea says Exchequer had a very successful run, but made a forward-looking strategic decision to close due to a negative long-term outlook for the economy and the stock market at that time. After 1970 Mr. Shea became a private investor and financial advisor until formally retiring in 1989. This year he is optimistic about launching a new hedge fund under the Exchequer name. He is also forming a film finance and asset-based lending fund, Chickflicks Capital, founded in partnership with two of Hollywood’s leading women filmmakers targeting major motion pictures for the attractive yet currently under-served female audience.

Mr. Shea became familiar with ZAP through family connections in New York and expressed excitement in getting involved in electric transportation.

“The benefits of electricity can no longer be ignored as a source for current and future daily transportation,” said Mr. Shea. “Electricity is cheaper and cleaner and becoming more readily available every day. This solution will help us address daily personal and business cost structures and global environmental concerns for the betterment of the lives of our children and grandchildren, and I believe the USA should be the leader.”

Shea Stadium was named after Mr. Shea’s father, William A. Shea Sr., (1907–1991), a New York lawyer and avid baseball fan who led the effort to bring the Mets to New York after the Dodgers and Giants moved West. Shea Stadium carried his name until its demolition in 2008. As son of a famous baseball family, Mr. Shea has fond memories of growing up around the Mets. “Baseball can teach us a lot about life,” he says. “I remember as a boy getting to sit on the bench for an inning or two and watching the game as a ballplayer sees it. Baseball teaches us that there is a reason why you play the entire season, accepting life’s wins and losses and moving on to the next out, inning, or game.”

Mr. Shea is a graduate of Georgetown University. He lives in New York State, has two sons and four grandchildren.

For more news and information on ZAP, visit www.IRGnews.com/coi/ZAAP  where you can find the CEO’s video, a fact sheet on the company, investor presentation, and more.

About ZAP

ZAP has been a leader in electric transportation since 1994, manufacturing a line of electric vehicles. ZAP supplies electric trucks and vans to military and government fleets and is an innovator of state of the art electric motorcycles, scooters, and ATVs. ZAP is volume manufacturer of some of the only electric city-speed cars and trucks in production today and is leveraging its accrued technology know-how in developing an affordable cost effective high-speed electric roadster called the ZAP Alias. For further information visit http://www.zapworld.com.

Forward-Looking Statement

This press release contains forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Contact:

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Laura Colontrell